Exhibit 99.1

JOINT FILING AGREEMENT

We, Quotient Biodiagnostics Group Limited, Paul Cowan and Deidre M. Cowan, the signatories of the statement on Schedule 13G to which this Joint Filing Agreement is attached, hereby agree that such statement is filed jointly on behalf of Quotient Biodiagnostics Group Limited, Paul Cowan and Deidre M. Cowan. Any subsequent amendments thereto filed by any of us will be filed jointly on behalf of Quotient Biodiagnostics Group Limited, Paul Cowan and Deidre M. Cowan.

Dated: February 12, 2015

QUOTIENT BIODIAGNOSTICS GROUP LIMITED

By:	/s/ Deidre M. Cowan
Deidre M. Cowan Director

PAUL COWAN

/s/ PAUL COWAN

DEIDRE M. COWAN

/s/ DEIDRE M. COWAN